Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Equity and Incentive Plan and Share Incentive Plan of Aspen Insurance Holdings Limited of our report dated March 19, 2025 (except Note 26, as to which the date is April 29, 2025), with respect to the consolidated financial statements of Aspen Insurance Holdings Limited included in its Form 6-K dated April 29, 2025 for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Ltd.
Hamilton, Bermuda
May 8, 2025